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FOR IMMEDIATE RELEASE
NEWS RELEASE
September 18, 2003

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES OFFERING OF COMMON SHARES

Vancouver, BC — Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP), today announced that it has filed in all Canadian provinces a preliminary short form prospectus and related documents in connection with the offering in Canada, the United States and internationally of 5,000,000 newly-issued common shares, excluding an over-allotment option held by the underwriters to purchase up to an additional 750,000 common shares. Angiotech has also filed a registration statement on Form F-10 for the offering of those common shares with the United States Securities and Exchange Commission. The final terms of the offering will be determined at the time of pricing. Angiotech anticipates that the pricing and the sale to the public will occur approximately within the next two weeks. The proceeds from the offering are expected to be used to fund Angiotech's clinical studies, product development, working capital and general corporate purposes, including acquisitions.

Merrill Lynch & Co. will act as global coordinator for the proposed offering. Lehman Brothers and Merrill Lynch & Co. will serve as joint U.S. and international bookrunners and BMO Nesbitt Burns Inc. and Credit Suisse First Boston Canada Inc. will serve as joint Canadian bookrunners for the proposed offering.

A registration statement relating to the common shares has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. The common shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common shares in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

A copy of the preliminary prospectus may be obtained by contacting the underwriters or:

  Mr. Ian Harper
  Director, Investor Relations
  1618 Station Street
  Vancouver, BC V6A 1B6
  Canada
  Telephone: 604-221-7676

Angiotech is in the business of enhancing the performance of medical devices and surgical implants through the innovative use of pharmacotherapeutics.

Statements in this press release regarding the proposed offering of Angiotech common shares and the expected use of the proceeds from such offering and any other statements, managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects", "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the failure of Angiotech to complete the proposed offering or the failure to allocate the proceeds of the proposed offering effectively or use the proceeds beneficially, other factors referenced in Angiotech's regulatory filings with the United States Securities and Exchange Commission or the Canadian securities regulators and any other factors that may affect performance. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Angiotech disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

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Form 53-901F
Form 25 (Securities Act, 1988 (Saskatchewan))
Form 26 (Securities Act (Newfoundland))

Material Change Report
Under:
Section 85(1) of the Securities Act (British Columbia)
Section 118(1) of the Securities Act (Alberta)
Section 84(1)(b) of the Securities Act, 1988 (Saskatchewan)
Section 75(2) of the Securities Act (Ontario)
Section 81(2) of the Securities Act (Nova Scotia)
Section 76(2) of the Securities Act (Newfoundland)

Item 1	Reporting Issuer
Angiotech Pharmaceuticals, Inc.
1618 Station Street, Vancouver, BC, Canada V6A 1B6
Item 2	Date of Material Change
Thursday, September 18, 2003
Item 3	Press Release
A press release providing notice of the material change was issued on September 18, 2003.
Item 4	Summary of Material Change

Angiotech today announced that it has filed in all Canadian provinces a preliminary short form prospectus relating to the offering in Canada, the United States and internationally of 5,000,000 newly-issued common shares. Angiotech has also filed a registration statement on Form F-10 for the offering of those common shares with the United States Securities and Exchange Commission.
Item 5	Full Description of Material Change
See attached press release.
Item 6	Reliance on section 85(2) of the Act
Not applicable.
Item 7	Omitted Information
Not applicable.
Item 8	Senior Officer
Contact: David M. Hall, Chief Financial Officer Telephone: (604) 221-7676
Item 9	Statement of Senior Officer/Director
The foregoing accurately discloses the material change referred to herein.

Dated at the City of Vancouver, in the Province of British Columbia, this 18th day of September, 2003.

Angiotech Pharmaceuticals, Inc.

By:	/s/ DAVID M. HALL David M. Hall, Chief Financial Officer

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THIS REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

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ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES OFFERING OF COMMON SHARES